Exhibit 99.1

PRESS RELEASE
For Immediate Release

Monolithic Power Systems, Inc.

6409 Guadalupe Mines Road

San Jose, CA 95120 USA

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems, Inc. Appoints New Board Member

SAN JOSE, Calif. February 2, 2009 — Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced the appointment of Dr. Jeff Zhou to its Board of Directors and a member of its Compensation Committee.

“We are pleased to have a seasoned executive join our Board,” said Michael Hsing, chief executive officer of MPS. “Dr. Zhou’s extensive background in the global manufacturing and electronics industry will add new perspectives and strengthen our Board.”

“I am excited to join the Board of MPS, one of the fastest growing companies in the analog semiconductor industry.” said Jeff Zhou. Dr. Zhou is a senior business executive with over 20 years of industry experience at large, multi-national corporations with global footprints. Since 2010, Dr. Zhou has served as Chief Operating Officer at NDS Surgical Imaging. From 2008 to 2009, Dr. Zhou was Vice President of Global Engineering and General Manager of Asia Pacific Business at NDS Surgical Imaging. From 2005 to 2007, Dr. Zhou was Vice President of Engineering for several business divisions and General Manager of the China and India Design Centers at Flextronics Inc. From 2000 to 2005, he was Vice President and General Manager of several divisions at Honeywell International Inc. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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